                                                                    Exhibit 99.1

     PRESS RELEASE

     SyQuest Technologies Names Henry C. Lo Chief Financial Officer

FREMONT, Calif., August 5, 1998 - SyQuest Technology, Inc. (NASDAQ:SYQT), the world leader in removable cartridge hard drive technology, today named Henry C. Lo as chief financial officer, succeeding Bob l. Corey, who left the company in May.

For the past three years Lo was with StorMedia, Inc., a supplier of thin film disk components for hard drives used in portable and desktop computers, network servers and workstations. Previously he worked for GE Capital-Genstar Container Corporation and earlier Coopers & Lybrand in San Francisco.

About SyQuest Technology

Based in Fremont, Calif., SyQuest Technology, Inc. is the leader in removable cartridge hard drive storage technology. The company offers the best performing, most affordable, and easy to use, high capacity removable hard drives and cartridges in the marketplace. SyQuest award winning products are ideal storage solutions for SOHO/professionals, families, students, Internet users and more. SyQuest (SYQT) is publicly traded on NASDAQ's National Market System. The company's web site is http://www.syquest.com.

This news release contains forward-looking statements that involve risks and uncertainties, including competition in the marketplace for the company's products, and other risks detailed from time to time in the SEC reports filed by SyQuest including its most recent reports on Forms 8K, 10K and 10Q.